Exhibit 99.1
BBVA Compass taps Kirk Pressley as its next
chief financial officer

◦	He has served as the bank’s corporate controller since 2003

◦	Current CFO Ángel Reglero will return to Europe as CFO for BBVA Spain

HOUSTON, April 24, 2015 - BBVA Compass announced today that Kirk Pressley will become its new chief financial officer after Ángel Reglero leaves the post to help lead a newly created Spain unit of parent company BBVA.

Pressley currently serves as corporate controller for BBVA Compass, a role he’s held since 2003. He leads the bank’s accounting unit, its U.S. Securities and Exchange Commission reporting, other regulatory filings and Sarbanes-Oxley Act compliance.

“Kirk has been a key part of our success, but more importantly he will be a key part of our future,” said BBVA Compass Chairman and CEO Manolo Sánchez. “He’s stepping up amid our digital push to create a true 21st century bank. We’re in great hands with him as our new CFO.”

Pressley joined BBVA Compass in 1999, spending three years as its director of accounting policy before being promoted to corporate controller, where he successfully led the bank’s financial risk management activities and its compliance with acceptable accounting principles, among other responsibilities.

The announcement comes as BBVA closes on its purchase of CatalunyaCaixa, marking a new era for the bank's growth in Spain. The Spain unit will comprise BBVA and CatalunyaCaixa, which will operate as a separate brand.

Contact details:
Ralph Evans
Corporate Communications
Tel. 205.297.3038
ralph.evans@bbva.com

About BBVA Group

Europe
Belgium / France / Germany / Italy / Portugal / Russia / Spain / Switzerland / Turkey / U.K.
North America
Mexico / USA
Asia - Pacific
Australia / China / Hong Kong / India / Indonesia / Japan / Singapore / South Korea / Taiwan / UAE
South America
Argentina / Bolivia / Brazil / Chile / Colombia / Paraguay / Peru / Uruguay / Venezuela

| $791 | 51 | 31 | 7,371 | 22,104 | 108,770 |
|---|---|---|---|---|---|
| billion in total assets | million customers | countries | branches | ATMs | employees |

BBVA Compass is a subsidiary of BBVA Compass Bancshares Inc., a wholly owned subsidiary of BBVA (NYSE: BBVA) (MAD: BBVA). BBVA is a customer-centric global financial services group founded in 1857. The Group has a solid position in Spain, is the largest financial institution in Mexico and has leading franchises in South America and the Sunbelt region of the United States. Its diversified business is geared toward high-growth markets and relies on technology as a key sustainable competitive advantage. Corporate responsibility is at the core of its business model. BBVA fosters financial education and inclusion, and supports scientific research and culture. It operates with the highest integrity, a long-term vision and applies the best practices. The Group is present in the main sustainability indexes. More information about the BBVA Group can be found at www.bbva.com.

About BBVA Compass
BBVA Compass is a Sunbelt-based financial institution that operates 672 branches, including 341 in Texas, 89 in Alabama, 77 in Arizona, 62 in California, 45 in Florida, 38 in Colorado and 20 in New Mexico, and commercial and private client offices throughout the U.S. BBVA Compass ranks among the top 25 largest U.S. commercial banks based on deposit market share and ranks among the largest banks in Alabama (2nd), Texas (4th) and Arizona (5th). BBVA Compass earned the top ranking with customers in American Banker’s 2014 annual reputation survey of the top 25 largest U.S. retail banks. It also has been recognized as one of the leading small business lenders by the Small Business Administration and in 2014 ranked 12th nationally in total SBA loan volume. Additional information about BBVA Compass can be found at www.bbvacompass.com, by following @BBVACompassNews on Twitter or visiting newsroom.bbvacompass.com.

Editor's Note:
BBVA Compass is a trade name of Compass Bank.